Exhibit d

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

NETLOGIC MICROSYSTEMS, INC.

The undersigned, Ronald S. Jankov and Roland B. Cortes, hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of NetLogic Microsystems, Inc., a Delaware corporation (the “Company”).

2. The Certificate of Incorporation of this Company was originally filed with the Secretary of State of Delaware on April 7, 1997. The current Restated Certificate of Incorporation of this Company was filed with the Secretary of State of Delaware on April 16, 2004 and amended on June 11, 2004.

3. The amendments to the Company’s Restated Certificate of Incorporation set forth below were duly adopted by this Company’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law. In accordance with Section 103(d) of the Delaware General Corporation Law, the amendments set forth below are not to become effective until July 14, 2004.

4. Subsections 1 through 8 of Section B of Article IV of the Company’s Restated Certificate of Incorporation, as amended, are deleted in their entirety, and Article IV shall be amended and restated in its entirety to read as follows:

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Two Hundred Fifty Million (250,000,000) shares, each with a par value of $0.01 per share. Two Hundred Million (200,000,000) shares shall be Common Stock, and Fifty Million (50,000,000) shares shall be Preferred Stock, of which Two Hundred Thousand (200,000) shares are designated “Series AA Junior Participating Preferred Stock” pursuant to the certificate of designations which created such series as filed with the Secretary of State of the state of Delaware.

(B) Preferred Stock. Except as otherwise provided in any certificate(s) of designations duly filed with the Secretary of State of the state of Delaware, the Board of Directors is hereby expressly authorized to provide for the issuance, in one or more series, of all or any of the shares of Preferred Stock and to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon such series of Preferred Stock, and the number of shares constituting any such series and the designations thereof, or of any of them, such designations, preferences, and relative, participating, optional or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The rights, privileges, preferences and restrictions of any such series of Preferred Stock may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

5. Article V of the Company’s Restated Certificate of Incorporation, as amended, shall be amended and restated in its entirety to read as follows:

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

6. Article VI of the Company’s Restated Certificate of Incorporation, as amended, shall be amended and restated in its entirety to read as follows:

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this certificate of incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its President and attested to by its Secretary on July 7, 2004.

/s/ Ronald S. Jankov
Ronald S. Jankov, President

/s/ Roland B. Cortes
Roland B. Cortes, Secretary

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